Exhibit 99.1
Blucora Announces Appointment of Ann Bruder as Chief Legal Officer

IRVING, TX, June 19, 2017 (GLOBE NEWSWIRE) -- Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, today announced that Ann J. Bruder has joined the company as Chief Legal Officer and Secretary, effective June 19, 2017.

Most recently, Ms. Bruder was Vice President and General Counsel of Airlines Reporting Corporation, or ARC, a leading provider of data, products and services to the travel industry. Prior to her role at ARC, Ms. Bruder served as the President of Global Strategic Services, LLC, a boutique strategic advisory firm. Prior to that, Ms. Bruder served as SVP of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary of Commercial Metals Company, a publicly traded global company with sales and operations in more than 40 countries. Earlier in her career, Ms. Bruder served in various legal roles at CARBO Ceramics, American Airlines, Continental Airlines and at the law firm of Thompson Coburn LLP. She has a Juris Doctorate degree from Washington University and Bachelor of Arts degree in Journalism and Public Relations with a minor in Economics from the University of Wyoming.

“We are very pleased to welcome Ann Bruder to our management team,” said John Clendening, President and Chief Executive Officer. “Ann’s experience as a strategic legal advisor with deep knowledge and understanding of the legal landscape makes her an ideal person for the Chief Legal Officer role and a great complement to our team.”

Bruder replaces Mark Finkelstein, who has elected not to make the move to the Company’s new headquarters location in Irving, Texas.

About Blucora®
Blucora, Inc. (NASDAQ:BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Contact:
Bill Michalek
Blucora Investor Relations
(972) 870-6463